AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into as of , 2005 by and between Wilder Corporation of Delaware, a Delaware Corporation (“Landlord”) and XRG, Inc. (“Tenant”).
WITNESSETH
A. Landlord and Tenant entered into that certain Lease Agreement dated July 29, 2004, (hereinafter the “Lease”), for Suite # 820 containing approximately 1,964 rentable square feet (the “Premises”) of that certain office building located in Clearwater, Florida, known as the Atrium at Clearwater (the “Building”);
B. Landlord and Tenant desire to enter into an Agreement as hereinafter set forth.
NOW, THEREFORE, for and in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. The foregoing recitations are true and correct and are incorporated herein by this reference.
2. Landlord hereby agrees to release Tenant from the subject Lease Agreement provided Tenant performs in accordance with the following conditions:
a.	The amount of $4,800.02 shall be paid by Tenant to Landlord on or before September 2,2005.

b.	The amount of $6,304.44 shall be paid by Tenant to Landlord on or before September 30, 2005.

c.	Tenant shall forfeit the security deposit in the amount of $2,946.00

d.	Tenant shall vacate the premises on or prior to September 30, 2005.
3. If Tenant does not perform in accordance with the provisions of Paragraph 2 above, Tenant shall be in default under the subject Lease Agreement and Landlord shall be entitled to all remedies provided by the subject Lease Agreement.
4. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and may not be changed or terminated orally or by course of conduct, or by any other means except by a written instrument, duly executed by the party to be bound thereby. No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Agreement, except as are contained herein and in the Lease. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.
5. Except as modified hereby, the Lease shall remain in full force and effect in accordance with the terms and provisions thereof.
6. Tenant hereby represents and warrants to Landlord that this Agreement (and each term and provision hereof), has been duly and appropriately authorized by Tenant through proper written corporate action and approval, and no additional consent, agreement or approval is required with respect hereto.
7. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.
THIS AGREEMENT IS EXECUTED between the parties as of the day and year first written above.

Signed, sealed and delivered in the	TENANT: XRG, Inc.
Presence of:

By:	By:

Print name:	Print Name:

Title:

By:	Dated:

Print Name:

LANDLORD: Wilder Corporation of Delaware,
a Delaware Corporation

By:	By:

Print name:	Print Name:

Title:

By:	Dated:

Print Name:

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